Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Place of Incorporation

Likiep Shipping Company Inc.	Marshall Islands

Orangina Inc.	Marshall Islands

Lemongina Inc.	Marshall Islands

Rongerik Shipping Company Inc.	Marshall Islands

Utirik Shipping Company Inc.	Marshall Islands

Nauru Shipping Company Inc.	Marshall Islands

Eluk Shipping Company Inc.	Marshall Islands

Oruk Shipping Company Inc.	Marshall Islands

Jabor Shipping Company Inc.	Marshall Islands

Delap Shipping Company Inc.	Marshall Islands

Dud Shipping Company Inc.	Marshall Islands

Unitized Ocean Transport Limited	Marshall Islands

Mago Shipping Company Inc.	Marshall Islands

Kapa Shipping Company Inc.	Marshall Islands

Meck Shipping Company Inc.	Marshall Islands

Langor Shipping Company Inc.	Marshall Islands